Reynolds American Inc.

Executive Severance Plan

As Amended and Restated Effective December 1, 2012

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TABLE OF CONTENTS

(continued)

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Reynolds American Inc.

Executive Severance Plan

Article 1.	Establishment and Term of the Plan

1.1 Establishment of the Plan. Reynolds American Inc. hereby amends and restates the severance plan known as the “Reynolds American Inc. Executive Severance Plan” effective as of December 1, 2012. The Plan was originally effective January 1, 2007, and was subsequently amended and restated effective January 1, 2008, January 1, 2009, February 1, 2009, and August 1, 2009. The Plan provides severance benefits to specified executives of the Company and any other entity that adopts this Plan in accordance with the provisions of Section 9.3 upon certain terminations of employment from a Participating Company.

The Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibilities of a Change in Control or a termination of an Executive’s employment by a Participating Company may arise and that such possibilities, and the uncertainty and questions which they may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Participating Companies’ management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company or a termination of an Executive’s employment by a Participating Company.

1.2 Plan Term. This Plan commenced on January 1, 2007, and shall continue in effect until terminated by the Company. The Company may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at any time by: (a) giving all Executives twelve (12) months prior written notice of Plan termination if terminating the Plan in its entirety or (b) giving the affected Executive twelve (12) months prior written notice if terminating the affected Executive’s participation in the Plan. Upon delivery of such notice by the Company, this Plan or the Executive’s participation in the Plan, as the case may be, along with all corresponding rights, duties, and covenants, shall terminate on the date indicated in such notice, which date shall not be less than twelve (12) months from the date the Executive received such notice.

1.3 Change in Control and Plan Term. Notwithstanding Section 1.2, in the event of a Change in Control during the term of the Plan, the Company may not terminate the Plan or any individual Executive’s participation in the Plan during the period beginning on the date of the Change in Control through the second anniversary of the Change in Control, whereupon the provisions of the Plan pertaining to Change in Control Severance Benefits shall automatically terminate; provided, however, that such automatic termination shall not apply to the payment of any Change in Control Severance Benefits commenced prior to such automatic termination. The Company shall cause any successor entity in a Change in Control to expressly assume the Plan, as further provided in Article 7.

Article 2.	Definitions

Wherever used in this Plan, the following capitalized terms shall have the meanings set forth below:

(a)	“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Section 280G of the Code and of the tax imposed by Section 4999 of the Code) selected by the Company.

(b)	“B&W” means Brown & Williamson Tobacco Corporation.

(c)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether the amounts are deferred, (ii) lump sum payments received in lieu of an increase to annual salary, or (iii) designated by the Participating Company as payment toward reimbursement of expenses.

(d)	“BAT” means, collectively, British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales, and its affiliates, other than the Participating Companies.

(e)	“BCA” has the meaning set forth in Section 2(i).

(f)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Cause” means the occurrence of any one or more of the following:

(i)	The Executive’s criminal conduct;

(ii)	The Executive’s deliberate and continual refusal to substantially perform his or her employment duties;

(iii)	The Executive’s deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee at a higher level than the Executive or a majority of the Board of Directors of the Participating Company;

(iv)	The Executive’s deliberate misconduct which could be materially damaging to the Participating Company or any of its business operations without a reasonable good faith belief by the Executive that such conduct was in the best interests of the Participating Company;

(v)	The Executive’s material violation of the Company’s Code of Conduct or any policy of a Participating Company; or

(vi)	The Executive’s material breach of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or other material obligation to a Participating Company.

Notwithstanding the foregoing, a Tier I or Tier II Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Tier I or Tier II Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Tier I or Tier II Executive and an opportunity for the Tier I or Tier II Executive, together with the Tier I or Tier II Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Tier I or Tier II Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Tier I or Tier II Executive or his beneficiaries to contest the validity or propriety of any such determination.

Further notwithstanding the foregoing, a Tier III Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Tier III Executive a copy of a decision by the Chief Executive Officer of the Company, after consultation with the Executive Vice President and Chief Human Resources Officer of the Company (and after reasonable notice to the Tier III Executive and an opportunity for the Tier III Executive, together with the Tier III Executive’s counsel, to be heard by the Chief Executive Officer of the Company), finding that, in the good faith opinion of the Chief Executive Officer of the Company, the Tier III Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Tier III Executive or his beneficiaries to contest the validity or propriety of any such determination.

(i)	“Change in Control” shall occur if any of the following events occur:

(i)	An individual, corporation, partnership, group, associate or other entity or Person, other than any employee benefit plans sponsored by the Company, is or becomes the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors; provided, however, that the acquisition of Company securities by BAT pursuant to the Business Combination Agreement, dated as of October 27, 2003, between RJR and B&W, as thereafter amended (the “BCA”), or as expressly permitted by the Governance Agreement, dated as of July 30, 2004, among British American Tobacco p.l.c., B&W and the Company, as thereafter amended (the “Governance Agreement”), shall not be considered a Change in Control for purposes of this subsection (i);

(ii)

Individuals who constitute the Board (or who have been designated as directors in accordance with Section 1.09 of the BCA) on July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was (A) approved by a vote of at least three-quarters ( 3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director) or (B) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of a director or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; or

(iii)	The consummation of (A) a merger or consolidation of the Company other than with a wholly owned Subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a sale, exchange or other disposition of all or substantially all of the assets of the Company, other than any such transaction where the transferee of all or substantially all of the assets of the Company is a wholly owned Subsidiary or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of the Company outstanding immediately prior to the transaction (either remaining outstanding or by being converted into voting securities of the transferee entity).

(j)	“Change in Control Good Reason” means the occurrence after a Change in Control of any one (1) or more of the following:

(i)	A material reduction of the Tier I or Tier II Executive’s authorities, duties, or responsibilities as an executive and/or officer of a Participating Company from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an inadvertent reduction that is remedied by the Participating Company as provided below; provided, however, that any change in reporting relationship, title or de minimis reduction in such authorities, duties or responsibilities resulting merely from the acquisition of the Participating Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute a Change in Control Good Reason;

(ii)

A Participating Company’s requiring an Executive to be based at a location that exceeds the minimum distance under Section 217(c) of the Code (for purposes of a moving expense deduction), from the location of the Executive’s principal job location or office immediately prior to the Change in Control, except for required travel on the Participating Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations; provided, however, the repatriation of an Executive following the termination of an expatriate assignment will not be considered Change in Control Good Reason;

(iii)	A reduction by a Participating Company in an Executive’s (A) Base Salary, (B) target annual bonus opportunity, or (C) target annual long-term incentive opportunity (as determined by a third party compensation firm chosen by the Company and using generally accepted valuation methodologies, which may include annualizing prior year long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants), in each case as compared to the value of each in effect on the date of the Change in Control;

(iv)	A reduction by a Participating Company in aggregate employee benefits provided to an Executive as compared to the value of aggregate employee benefits provided as of the date of the Change in Control, except for across-the-board reductions generally applicable to all Executives;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Article 7 herein; and

(vi)	A material breach of this Plan by a Participating Company which is not remedied by the Participating Company within ten (10) business days of receipt of written notice of such breach delivered by an Executive to the Participating Company.

Notwithstanding the foregoing, (A) Change in Control Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given a Participating Company written notice thereof prior to such date, (B) a Participating Company shall have thirty (30) days from receipt of such written notice to remedy the facts and circumstances claimed to provide the basis for the Executive’s Change in Control Good Reason and (C) the Executive shall be deemed to have terminated employment for Change in Control Good Reason on the thirtieth (30th) day following the Participating Company’s receipt of the written notice described in clause (A) if the Participating Company fails to remedy such circumstances by such thirtieth (30th) day. Unless an Executive becomes Disabled, an Executive’s right to terminate employment for a Change in Control Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. An Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Change in Control Good Reason herein.

(k)	“Change in Control Severance Benefits” mean the severance benefits as provided in Section 4.1(b).

(l)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(m)	“Committee” means the Compensation and Leadership Development Committee of the Board, or another committee of the Board appointed by the Board to administer this Plan.

(n)	“Company” means Reynolds American Inc., a North Carolina corporation, and any successor thereto as provided in Article 7.

(o)	“Disability” or “Disabled” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(p)	“Effective Date” means December 1, 2012.

(q)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 3.1, which triggers the payment of Severance Benefits, or such other date upon which the Executive’s employment with a Participating Company terminates for reasons other than a Qualifying Termination.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(s)	“Excise Tax” means, collectively, (i) the tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or (ii) any similar tax imposed by state or local law, or (iii) any interest or penalties with respect to any excise tax described in clause (i) or (ii).

(t)	“Executive” means a Tier I, Tier II or Tier III Executive who is initially hired or rehired by a Participating Company on or after January 1, 2007, or who was hired before that date and is not a party to an effective agreement with a Participating Company providing for severance benefits.

(u)	“General Release” has the meaning set forth in Section 3.4.

(v)	“General Severance Benefits” mean the severance benefits as provided in Section 4.2(b).

(w)

“General Good Reason” means a reduction by a Participating Company in excess of twenty percent (20%) of the aggregate value of (i) the Executive’s Base Salary and target annual bonus opportunity (as in effect on the date of such reduction) and (ii) the target annual long-term incentive opportunity provided to the Executive (as in effect on the date of such reduction), except for across-the-board reductions generally applicable to all Executives. Notwithstanding the foregoing, (A) General Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given a Participating Company written notice thereof prior to such date, (B) a Participating Company shall have thirty (30) days from receipt of such written notice to remedy the facts and circumstances claimed to provide the basis for the Executive’s General Good Reason and (C) the Executive shall be deemed to have terminated employment for General Good Reason on the thirtieth (30th) day following the Participating Company’s receipt of the written notice described in clause (A) if the Participating Company fails to remedy such circumstances by such thirtieth (30th) day. Unless the Executive becomes Disabled, the Executive’s right to terminate employment for a General Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a General Good Reason herein.

(x)	“Governance Agreement” has the meaning set forth in Section 2(i).

(y)	“Gross-Up Payment” has the meaning set forth in Section 5.1.

(z)	“Incumbent Board” has the meaning set forth in Section 2(i).

(aa)	“Non-Competition Agreement” has the meaning set forth in Section 3.4.

(bb)	“Notice of Termination” means a written notice provided by a Participating Company or the Executive indicating that the Executive’s employment is being terminated. In the event the Executive provides such notice, the Notice of Termination shall indicate the specific termination provision in this Plan relied upon and, if the Executive’s employment is being terminated by the Executive pursuant to Section 3.1(a) or 3.1(c), the Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s termination of the Executive’s employment under the provision so indicated.

(cc)	“Other Severance Arrangement” has the meaning set forth in Section 9.2.

(dd)	“Participating Company” or “Participating Companies” means the Company and/or any other entity that adopts this Plan in accordance with the provisions of Section 9.3. “Participating Company” includes any successor(s) to a Participating Company, whether by merger, consolidation or otherwise. All Participating Companies are listed on Appendix A.

(ee)	“Payment” has the meaning set forth in Section 5.1.

(ff)	“Payment Date” means the last day of the month after the sixtieth (60th) calendar day following the date of the Executive’s Qualifying Termination.

(gg)	“Person” shall have the meaning ascribed to such term in Section 14(d) of the Exchange Act.

(hh)	“Plan” means this Reynolds American Inc. Executive Severance Plan.

(ii)	“Qualifying Termination” means any of the events described in Section 3.1, the occurrence of which triggers the payment of Severance Benefits.

(jj)	“RJR” means R.J. Reynolds Tobacco Holdings, Inc.

(kk)	“Separation from Service” has the meaning set forth in Section 3.1.

(ll)	“Severance Benefits” means the payout of Change in Control Severance Benefits or General Severance Benefits as provided in Article 4.

(mm)	“Subsidiary” means any corporation or other entity in which the Company has a significant equity or other interest as determined by the Committee.

(nn)	“Subsidized COBRA Period” has the meaning set forth in Section 4.1(b)(vi).

(oo)	“Tier I Executive” means the Chief Executive Officer of the Company.

(pp)	“Tier II Executive” means an individual employed by a Participating Company at job level eleven (11) through fourteen (14), inclusive (within the meaning of the Company’s payroll structure).

(qq)	“Tier III Executive” means an individual employed by a Participating Company at job level ten (10) (within the meaning of the Company’s payroll structure).

Article 3.	Severance Eligibility/Conditions

3.1 Qualifying Termination. The Participating Company shall pay Severance Benefits to the Executive, as such benefits are described under Article 4, upon the occurrence of any one or more of the following events (a “Qualifying Termination”):

(a)	Within twenty-four (24) calendar months following a Change in Control, the Executive incurs a Separation from Service other than:

(i)	By a Participating Company for Cause; or

(ii)	By reason of death or Disability; or

(iii)	By the Executive without Change in Control Good Reason.

(b)	Within twelve (12) calendar months prior to a Change in Control, the Executive incurs a Separation from Service by a Participating Company without Cause if such Separation from Service occurs at the request of any party involved in the Change in Control transaction; in such event, the date of the Qualifying Termination shall be deemed to be the date of the Change in Control.

(c)	At any time other than as described in Section 3.1(a) or 3.1(b), the Executive incurs a Separation from Service other than:

(i)	By a Participating Company for Cause; or

(ii)	By reason of death or Disability; or

(iii)	By the Executive without General Good Reason.

A “Separation from Service” shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be performed by the Executive is forty-five percent (45%) or less of the average level of bona fide services performed by such Executive during the immediately preceding thirty-six (36) month period (or the full period of services if the Executive has been providing services for less than thirty-six (36) months).

3.2 Specified Employees. Notwithstanding anything in this Plan to the contrary, in the event that the Executive is deemed to be a “specified employee” on the date of the Qualifying Termination, determined pursuant to identification methodology adopted by the Company in compliance with Code Section 409A, and if any portion of the payments or benefits to be received by the Executive upon separation from service would constitute a “deferral of compensation” subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six (6) month period immediately following the date of the Executive’s Qualifying Termination and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the date of the Executive’s Qualifying Termination will instead be paid or made available on the earlier of (i) within ten (10) days following the first business day of the seventh month after the date of the Executive’s Qualifying Termination, provided that the Executive shall not have the right to designate the payment date or (ii) the Executive’s death.

3.3 No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with a Participating Company ends for reasons other than a Qualifying Termination.

3.4 General Release and Non-Competition Agreement. As a condition to receiving Severance Benefits under Article 4, prior to the 60th day following the date of the Executive’s Qualifying Termination, the Executive shall be obligated to execute (i) a general release of claims in favor of the Company, its current and former subsidiaries, affiliates and shareholders, and the current and former directors, officers, employees, and agents thereof in the form prescribed by the Company (a “General Release”), and any period for revocation will have expired and (ii) a Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement in the form prescribed by the Company (a “Non-Competition Agreement”) and, at the Company’s option, with respect to an Executive who has previously executed a Non-Competition Agreement, a written affirmation of the Executive’s obligations thereunder.

3.5 No Duplication of Severance Benefits.

(a)	If the Executive becomes entitled to Change in Control Severance Benefits, the Severance Benefits provided for under Section 4.1 shall be in lieu of the benefits provided to the Executive under Section 4.2. Similarly, if the Executive becomes entitled to General Severance Benefits, the Severance Benefits provided under Section 4.2 shall be in lieu of the benefits provided to the Executive under Section 4.1.

(b)	Notwithstanding anything in this Section 3.5 to the contrary, if the Executive incurs a Qualifying Termination described in Section 3.1(b), the Executive will be entitled to the Change in Control Severance Benefits provided for under Section 4.1, in lieu of the General Severance Benefits provided under Section 4.2.

3.6 Notice of Termination. Any termination of the Executive’s employment by a Participating Company or by the Executive shall be communicated by Notice of Termination to the other party. In the event an Executive provides written notice to the Participating Company of an alleged Change in Control Good Reason or General Good Reason and subsequently is deemed to have terminated his/her employment pursuant to Section 2(j) or 2(w), as applicable, then such notice shall constitute a Notice of Termination.

3.7 Disability. Notwithstanding any provision of the Plan to the contrary, if an Executive becomes Disabled after the date of the Executive’s Qualifying Termination, such Executive shall not be entitled to benefits under any short-term or long-term disability plan of a Participating Company.

Article 4.	Severance Benefits

4.1 Change in Control Severance Benefits.

(a)	Subject to Section 3.4, the Participating Company shall pay the Executive Change in Control Severance Benefits, as described in Section 4.1(b), if the Executive receives or delivers a Notice of Termination of a Qualifying Termination of the Executive’s employment pursuant to Section 3.1(a) or 3.1(b).

(b)	The Change in Control Severance Benefits to be provided to the Executive pursuant to Section 4.1(a) shall be the following:

(i)	An amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination shall be paid in cash to the Executive in a single lump sum on the Payment Date. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(ii)	An amount equal to the unpaid, accrued vacation pay owed to the Executive through and including the date of the Qualifying Termination shall be made in cash to the Executive in a single lump sum on the Payment Date. Such payment shall constitute full satisfaction for these amounts owed to the Executive and in no event shall the Executive accrue additional vacation time after the date of the Executive’s Qualifying Termination.

(iii)	Any amount payable to the Executive under the annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid, shall be paid in cash to the Executive in a single lump sum at the applicable time provided in the annual bonus plan then in effect. Such payment shall constitute full satisfaction for this amount owed to the Executive.

(iv)

An amount equal to: (A) three (3) for Tier I Executives, (B) two (2) for Tier II Executives or (C) one and one-half (1 1/2) for Tier III Executives times the sum of: (1) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control plus (2) the Executive’s then current target bonus opportunity established under the annual bonus plan in effect for the bonus plan year in which the date of the Executive’s Qualifying Termination occurs or, if greater, the Executive’s target bonus opportunity in effect prior to the occurrence of the Change in Control. The Participating Company shall pay such amount in cash to the Executive in a single lump sum on the Payment Date.

(v)

An amount equal to the annual bonus the Executive would have earned under the annual bonus plan for the plan year in which the Qualifying Termination occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year and adjusted on a pro rata basis based on the number of months the Executive was actually employed during such plan year (full credit is given for partial months of employment), shall be paid in cash to the Executive in a single lump sum at the applicable time provided in the annual bonus plan then in effect. Such payment shall constitute full satisfaction for this amount owed to the Executive.

(vi)	The Company shall provide, at the same cost structure as applicable to active employees, COBRA continuation coverage for the Executive (and the Executive’s eligible dependents) under the Company’s medical benefit plan for a period of up to six (6) months from the date of the Qualifying Termination (the “Subsidized COBRA Period”). The Subsidized COBRA Period will be included in the Executive’s COBRA continuation coverage period. If the Executive chooses to continue COBRA continuation coverage after the Subsidized COBRA Period, the Executive will be responsible for the entire premium payment for the remainder of the Executive’s COBRA continuation coverage period (in most cases an additional twelve (12) months).

(vii)	If the Executive actively participates in any of the Company’s voluntary, employee pay-all plans or programs on the date of the Executive’s Qualifying Termination, the Executive may continue to participate in such plan or program after the date of the Qualifying Termination if such continued participation is permitted by the third-party provider pursuant to the terms and conditions set forth therein.

(c)	Notwithstanding the foregoing, if the Qualifying Termination giving rise to the payment of Change in Control Severance Benefits under this Section 4.1 is due to a Change in Control Good Reason as defined in Section 2(j)(iii), then the Executive’s Base Salary and target bonus opportunity in effect immediately prior to the occurrence of such Change in Control Good Reason shall be used for purposes of calculating any amounts to be paid based thereupon under Section 4.1(b).

4.2 General Severance Benefits.

(a)	Subject to Section 3.4, the Participating Company shall pay the Executive General Severance Benefits, as described in Section 4.2(b), if the Executive receives or delivers a Notice of Termination of a Qualifying Termination of the Executive’s employment pursuant to Section 3.1(c).

(b)	The General Severance Benefits to be provided to the Executive pursuant to Section 4.2(a) shall be the following:

(i)	An amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination shall be paid in cash to the Executive in a single lump sum on the Payment Date. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(ii)	An amount equal to the unpaid, accrued vacation pay owed to the Executive through and including the date of the Qualifying Termination shall be paid in cash to the Executive in a single lump sum on the Payment Date. Such payment shall constitute full satisfaction for these amounts owed to the Executive and in no event shall the Executive accrue additional vacation time after the date of the Executive’s Qualifying Termination.

(iii)	Any amount payable to the Executive under the annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid shall be paid in cash to the Executive in a single lump sum at the applicable time provided in the annual bonus plan then in effect. Such payment shall constitute full satisfaction for this amount owed to the Executive.

(iv)

An amount equal to: (A) two and one-half (2 1/2) for Tier I Executives or (B) one and one-half (1 1/2) for Tier II and III Executives, times the sum of: (1) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination plus (2) the Executive’s then current target bonus opportunity established under the annual bonus plan in effect for the bonus plan year in which the date of the Executive’s Qualifying Termination occurs. The Participating Company shall pay such amount in cash to the Executive in a single lump sum on the Payment Date.

(v)	An amount equal to the annual bonus the Executive would have earned under the annual bonus plan for the plan year in which the Qualifying Termination occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year and adjusted on a pro rata basis based on the number of months the Executive was actually employed during such plan year (full credit is given for partial months of employment), shall be paid in cash to the Executive in a single lump sum at the applicable time provided in the annual bonus plan then in effect. Such payment shall constitute full satisfaction for this amount owed to the Executive.

(vi)	The Company shall provide, at the same cost structure as applicable to active employees, COBRA continuation coverage for the Executive (and the Executive’s eligible dependents) under the Company’s medical benefit plan during the Subsidized COBRA Period. The Subsidized COBRA Period will be included in the Executive’s COBRA continuation coverage period. If the Executive chooses to continue COBRA continuation coverage after the Subsidized COBRA Period, the Executive will be responsible for the entire premium payment for the remainder of the Executive’s COBRA continuation coverage period (in most cases an additional twelve (12) months).

(vii)	If the Executive actively participates in any of the Company’s voluntary, employee pay-all plans or programs on the date of the Executive’s Qualifying Termination, the Executive may continue to participate in such plan or program after the date of the Qualifying Termination if such continued participation is permitted by the third-party provider pursuant to the terms and conditions set forth therein.

(c)	Notwithstanding the foregoing, if the Qualifying Termination giving rise to the payment of General Severance Benefits under this Section 4.2 is due to a General Good Reason as defined in Section 2(w), then the Executive’s Base Salary and target bonus opportunity in effect immediately prior to the occurrence of such General Good Reason shall be used for purposes of calculating any amounts to be paid based thereupon under Section 4.2(b).

Article 5.	Excise Taxes

5.1 Applicable Provisions if Excise Tax Applies.

(a)	Anything in the Plan to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by or on behalf of a Participating Company to or for the benefit of a Tier I or Tier II Executive who was eligible to participate in the Plan as a Tier I or Tier II Executive as of the close of business on January 31, 2009, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (in the aggregate, the “Payment”), would be subject to the Excise Tax, the Participating Company shall pay an additional amount (the “Gross-Up Payment”) such that, after payment by the Tier I or Tier II Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Tier I or Tier II Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that the Participating Company shall only be required to pay the Gross-Up Payment if the Tier I or Tier II Executive receives total “Parachute Payments” within the meaning of Section 280G of the Code (without consideration of the Gross-Up Payment) that exceed one hundred and ten percent (110%) of the amount that the Tier I and Tier II Executive would be entitled to receive without being subject to the Excise Tax. Subject to Section 3.2, such Gross-Up Payment shall be made no later than December 31 of the year following the year in which the Tier I or Tier II Executive incurs the Excise Tax. Subject to Section 3.2, any expenses, including interest and penalties assessed on the Excise Tax described in this Section 5.1 resulting from the Company’s actions, incurred by a Tier I or Tier II Executive shall be reimbursed promptly after the Tier I or Tier II Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than December 31 of the year following the year in which the Tier I or Tier II Executive incurs the expense, provided that in no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.

(b)	In the event that an Executive is not entitled to receive a Gross-Up Payment under Section 5.1(a), the Executive shall be entitled to receive the Payment to which the Executive is otherwise entitled to, unless reducing such Payment would result in an increase in the after-tax benefit to the Executive (taking into account any Excise Tax, and any applicable federal, state and local income taxes). If reducing such Payment would result in an increase in the after-tax benefit to the Executive, then the Payment shall be reduced to the minimum extent necessary so that no portion of any such Payment is subject to the Excise Tax. The fact that an Executive’s right to a Payment may be reduced by reason of the limitations contained in this Section 5.1(b) shall not of itself limit or otherwise affect any other rights of the Executive other than under the Plan. In the event that a Payment intended to be provided under the Plan is required to be reduced pursuant to this Section 5.1(b), the payment required by Section 4.1(b)(iv) will be so reduced.

(c)	All determinations required to be made under this Section 5.1, including whether an Excise Tax is payable by an Executive and the amount of such Excise Tax, shall be made by the Accounting Firm. The Participating Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to the relevant Participating Company and the Executive within fifteen (15) calendar days after the date of the Executive’s termination, if applicable, and any other such time or times as may be requested by such Participating Company or the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state, local income or other tax return.

(d)	The Participating Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Participating Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5.1(c). Any reasonable determination by the Accounting Firm of the type contemplated by Section 5.1(c) (and supported by the calculations done by the Accounting Firm) shall be binding upon such Participating Company and the Executive, subject to final determination by the Internal Revenue Service.

(e)	The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax, if any, payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and upon request, provide to the Participating Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Participating Company, evidencing such filing and payment.

(f)	The Participating Company will pay the fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5.1(c) and Section 5.1(e). If such fees and expenses are initially paid by the Executive, the Participating Company shall reimburse the Executive the full amount of such fees and expenses within ten (10) business days after receipt from the Executive of reasonable evidence of payment; provided, however, that any such reimbursements shall be made no later than December 31 of the year following the year in which the Executive incurs the fees and expenses. In no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.

Article 6.	Contractual Rights and Legal Remedies

6.1 Payment Obligations Absolute. Except as otherwise provided in Section 6.4 below, a Participating Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Participating

Company may have against the Executive or anyone else. All amounts payable by a Participating Company hereunder shall be paid without notice or demand.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of a Participating Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.1(b)(vi) or 4.2(b)(vi).

6.2 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, a Participating Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3 Legal Fees and Expenses. A Participating Company shall pay all reasonable legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by an Executive as a result of the Participating Company’s refusal to provide the Change in Control Severance Benefits to which the Executive becomes entitled under this Plan, or as a result of the Participating Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Plan with respect to the Change in Control Severance Benefits, or as a result of any conflict between the parties pertaining to the Change in Control Severance Benefits under this Plan; provided, however, that if the court determines that an Executive’s claims were arbitrary and capricious, the Participating Company shall have no obligation hereunder and an Executive who claims to be entitled to Change in Control Severance Benefits pursuant to Section 4.1 shall be obligated to return to the Company any reimbursement made to the Executive by the Company pursuant to this Section 6.3. If such fees and expenses are initially paid by the Executive, subject to Section 3.2, the Participating Company shall reimburse the Executive the full amount of such fees and expenses after receipt from the Executive of reasonable evidence of payment; provided, however, that any such reimbursements shall be made no later than December 31 of the year following the year in which the Executive incurs the fees and expenses. In no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.

6.4 Return of Severance Benefits. With respect to Change in Control Severance Benefits or General Severance Benefits provided pursuant to Sections 4.1 or 4.2, if at any time the Executive breaches any provision of (i) the General Release or (ii) the Non-Competition Agreement (or, with respect to an Executive who has previously executed a Non-Competition Agreement, the written affirmation of the Executive’s obligations thereunder), each as executed by the Executive in accordance with Section 3.4 of this Agreement, then in addition to all other rights and remedies available to it in law or equity, the Participating Company may cease to provide any further Severance Benefits under this Agreement, and upon the Participating Company’s written demand, the Executive shall repay to the Participating Company the Severance Benefits and any other amount previously received under this Agreement. Any amount to be repaid pursuant to this Section 6.4 shall be (A) determined by the Participating Company in its sole and absolute discretion, (B) held by the Executive in constructive trust for the benefit of the Participating Company and (C) paid by the Executive to the Participating Company within ten (10) days of the Executive’s receipt of written notice from the Participating Company. The Participating Company shall have the right to offset such amount against any amounts otherwise owed to the Executive by the Participating Company.

Article 7.	Successors

7.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or substantially all of the business or assets of the Company by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed “the Company” for purposes of this Plan.

7.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein or otherwise prohibited by law, shall be paid in a single lump sum within ninety (90) days following the date of the Executive’s death to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate, provided that such devisee, legatee, other designee or estate shall not have the right to designate the payment date.

Article 8.	Plan Administration

8.1 The Committee. The Committee shall have control of and manage the operation and administration of the Plan. It shall have the authority to make amendments to the Plan. Except as otherwise provided in Section 2(h), the Committee shall have the sole discretion to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, the amount, manner and timing of benefits, the construction, interpretation and application of the Plan and the application thereof to relevant facts, as determined by the Committee. Any such decision or action of the Committee shall be final and binding upon all Executives.

8.2 Administration Committee. The Committee, in its discretion, may delegate its administrative duties and responsibilities to one or more Administration Committees each consisting of three or more persons, who shall be appointed by and serve at the pleasure of the Committee and one or more of whom may also be members of such Committee. Vacancies in the Administration Committee shall be filled by the Committee but the Administration Committee may act, notwithstanding any vacancies, so long as there are at least two members of such Committee. The members of an Administration Committee shall serve without compensation for their services as such, but shall be reimbursed by the Company for all necessary expenses incurred in the discharge of their duties.

8.3 Indemnification. The Company agrees to indemnify and to defend to the fullest extent permitted by law any person serving on the Committee or as a member of an Administration Committee (including any such persons who formerly served on the Committee or as a member of an Administration Committee) and any person to whom the Committee delegates its powers hereunder against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, unless such acts or omissions were caused by willful misconduct or gross negligence.

Article 9.	Miscellaneous

9.1 Employment Status. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Executive and a Participating Company. The Executive acknowledges that the rights of a Participating Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him (subject to Section 3.1).

9.2 Entire Plan. This Plan contains the entire understanding of the Participating Company and the Executive with respect to the subject matter hereof. Notwithstanding anything to the contrary, if the Executive is entitled to the payments provided for under this Plan in the event of the Executive’s termination of employment and any other employment, retention, severance, or similar agreement with a Participating Company or any Subsidiary to which the Executive is a party or any severance pay plan or program of a Participating Company or any Subsidiary in which the Executive is a participant (an “Other Severance Arrangement”), except as provided in the following sentence, the Executive will be entitled to severance benefits under either this Plan or the Other Severance Arrangement, whichever provides for greater benefits, but will not be entitled to benefits under both this Plan and the Other Severance Arrangement. In the event an Executive who is employed by SFR Tobacco International GmbH (“SFRTI”) is entitled to benefits under an Other Severance Arrangement that SFRTI is legally required to provide, the Executive will be entitled to benefits under both such Other Severance Arrangement and this Plan, but benefits under this Plan will be offset by benefits under such Other Severance Arrangement to the extent such offset will not result in income tax inclusion under Code Section 409A(a)(1)(A).

9.3 Adoption Procedure for a Participating Company.

(a)	Any Subsidiary of the Company may become a Participating Company under the Plan provided that by appropriate resolutions the board of directors or other governing body of such Subsidiary, such Subsidiary agrees to become a Participating Company under the Plan and also agrees to be bound by any other terms and conditions which may be required by the Board or the Committee, provided that such terms and conditions are not inconsistent with the purposes of the Plan.

(b)	A Participating Company may withdraw from participation in the Plan, subject to approval by the Committee, by providing written notice to the Committee that withdrawal has been approved by the board of directors or other governing body of the Participating Company. The Committee may at any time remove a Participating Company from participation in the Plan by providing written notice to the Participating Company that it has approved removal. The Committee will act in accordance with this Section 9.3 pursuant to unanimous written consent or by majority vote at a meeting.

9.4 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Participating Company or, in the case of the Participating Company, at its principal offices.

9.5 Includable Compensation. Change in Control Severance Benefits and General Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of a Participating Company unless otherwise provided by such other plan or program.

9.6 Tax Withholding. A Participating Company shall withhold from any amounts payable under this Plan all federal, state, city, or other taxes as legally required to be withheld.

9.7 Internal Revenue Code Section 409A. To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment and each provision of Severance Benefits pursuant to Article 4, and each provision of reimbursements pursuant to Section 5.1 or Section 6.3, shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. In addition, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive in connection with this Plan (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

9.8 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Plan to the contrary, a Participating Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.

9.9 Modification. Provisions of this Plan may be modified or waived by the Company without the Executive’s consent, except any change that reduces the benefits of an Executive who is already receiving benefits shall require the Executive’s consent; provided, however, that during the period beginning on the date of the Change in Control and ending on the second anniversary of such Change in Control, no provision of this Plan may be modified or waived unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors; provided further that any modification or waiver occurring during the twelve (12) months immediately prior to the Change in Control shall be deemed null and void unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors. Modifications or waivers agreed to in writing may affect only those Executives who have signed such modification or waiver.

9.10 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.

9.11 Applicable Law. To the extent not preempted by the laws of the United States, the laws of North Carolina shall be the controlling law in all matters relating to this Plan, including the General Release and the Non-Competition Agreement, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this 29th day of November, 2012.

ATTEST:

REYNOLDS AMERICAN INC.

/s/ Lisa J. Caldwell
By:	Lisa J. Caldwell
Executive Vice President – Chief Human Resources Officer

Appendix A

List of Participating Companies

Reynolds American Inc. (plan sponsor)

R. J. Reynolds Tobacco Company

R. J. Reynolds Global Products, Inc.

R. J. Reynolds Tobacco (CI), Co.

R. J. Reynolds Vapor Company

RAI International, Inc.

Santa Fe Natural Tobacco Company, Inc.*

American Snuff Company, LLC*

Reynolds Innovations Inc.

RAI Services Company

Niconovum, USA

SFR Tobacco International GmbH**

With respect to a Participating Company that has an Executive Department(*), only individuals employed within that Executive Department will be considered to be employed by the Participating Company for purposes of this Plan.

**	With respect to SFR Tobacco International GmbH (“SFRTI”), only individuals who satisfy the following requirements will be considered to be employed by the Participating Company for purposes of the Plan:

•	Are transferred to employment by SFRTI immediately from employment by another Participating Company while in a position as an Executive of such Participating Company; and

•	Have entered into an agreement with such Participating Company that provides for continuing participation in this Plan by the Executive following transfer of employment to SFRTI.